Exhibit 14

SECURED PROMISSORY NOTE

January 30, 2004
$18,000.00	San Francisco, California

     For value received, EMC International Inc., a Barbados international business corporation (“Borrower”) promises to pay to Hung Ta Shen, an individual (“Lender”), or order, at                                                                                                     , or such other place as the holder of this promissory note (this “Note”) may designate, the principal sum of Eighteen Thousand and 00/100 Dollars ($18,000.00) with interest thereon accruing at the rate of six percent (6%) per annum commencing on the date hereof.

     This Note is secured by a collateral security interest in certain capital stock of Maritek Corporation, a Delaware corporation, acquired by Borrower partially in exchange for this Note (the “Pledged Stock”). Reference is made to the Pledge Agreement between Borrower and Lender, dated the date hereof, for a description of the rights of Lender upon default (the “Pledge Agreement”).

     All principal and accrued interest from the date funds are disbursed hereunder shall be due and payable on July 30, 2004.

     Borrower may prepay principal, in whole or in part, at any time without penalty or premium. All payments made pursuant to this Note shall first be applied to any delinquency or late charges, if any, second to interest then outstanding, and third, to principal. Principal shall be payable in lawful money of the United States.

     After default in addition to principal, interest and late charges, if any, Lender shall be entitled to collect all costs of collection, including but not limited to reasonable attorneys’ fees, incurred in connection with the protection or realization of collateral or in connection with any of Lender’s collection efforts, whether or not suit on this Note or any foreclosure proceeding is filed, and all such costs and expenses shall be payable on demand and until paid shall also be secured by the Pledged Stock held by Lender as security for Borrower’s obligations to Lender.

     No failure on the part of Lender or other holder hereof to exercise any right or remedy hereunder, whether before or after the occurrence of a default, shall constitute a waiver thereof. This Note may not be changed orally, but only by an agreement in writing signed by the party against whom such agreement is sought to be enforced.

     Notwithstanding any other provisions contained herein, in the California Commercial Code, or in any other code, law, statute, ordinance or judicial decision now existing or which may hereinafter be enacted, the sole recourse of the Lender hereof in collecting the obligations hereunder shall be to resort to the collateral in which the Lender has been granted a security interest as security herefor, pursuant to the Pledge Agreement, and none of the Borrower or any of its officers, directors, shareholder or affiliates shall be personally liable for the payment of the obligations under this Note or for any deficiency should the proceeds of the sale of such collateral be insufficient to pay in full the balance together with all expenses, attorneys’ fees, and other costs and expenses in the event of default hereunder.

     Borrower hereby waives presentment, protest, demand, diligence, notice of dishonor and of nonpayment, and waives and renounces all rights to the benefits of any statute of limitations and any moratorium, appraisement, exemption and homestead now provided or which may hereafter be provided by any federal or state statute, including but not limited to exemptions provided by or allowed under Title 11 of the United State Code, as at any time amended, both as to itself personally and as to all of its or their property, whether real or personal, against the enforcement and collection of the obligations evidenced by this Note and any and all extensions, renewals and modifications hereof.

     In case any one or more of the provisions contained herein are held to be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

     This Note has been executed and delivered by Borrower in the State of California and is to be governed by and construed in accordance with the laws of the State of California. Venue for any dispute relating to this Note or the subject matter hereof shall be the state courts of the State of California.

     IN WITNESS WHEREOF, Borrower has executed this Note by the date first above written.

EMC International Inc.

Geoffrey Fulton, Director

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